Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – March 10, 2017 – American Vanguard Corp. (NYSE:AVD) announced that its Board of Directors has declared a $0.015 cash dividend payment to be distributed on April 14, 2017 to shareholders of record as of March 31, 2017.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This dividend payment continues our history of providing cash returns to shareholders based on successful operational and financial performance. The Company’s strong balance sheet supports our managerial focus on pursuing the important strategic initiatives of product acquisition, international expansion and commercialization of our state-of-the-art prescription planting SIMPAS equipment technology. This dividend payment reflects the confidence that the Board of Directors has in our near-term and long-term prospects. We appreciate the support of our shareholders as we continue to develop and deliver important solutions that enhance agricultural productivity and safeguard public health worldwide.”

Recent Annual Cash Dividend Payments:

2017	$0.025	(Year-to-date – including the payment presently being announced)
2016	$0.02
2015	$0.04
2014	$0.20
2013	$0.17
2012	$0.12
2011	$0.08

Note: A “Special dividend” of $0.10 per share was paid at the end of 2012 — bringing the total paid in that year to $0.22 per share.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com